Exhibit 10.1

Share Purchase Agreement

BETWEEN: Hong Kong Friend Branches Limited. , a corporation duly formed under the laws of Hong Kong with its legal address at 21/F,New World Tower,118 Queens RD Central HK, herein represented by Mr. Xiang Liu, its authorized representative (hereinafter referred to as the “Seller”);

AND: Wonder Auto Limited, a corporation duly formed under the laws of the British Virgin Islands with its legal address at P.O. Box 957,Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, herein represented by Mr. Qingjie Zhao, its authorized representative and board chairman (hereinafter referred herein to as the “Purchaser”, and together with the Seller, the “Parties”);

WHEREAS, the Seller is the 40.816% shareholder of Jinzhou Wanyou Mechanical Parts Co., Ltd. (“Wanyou”) which is in the business of manufacturing, marketing and distributing shafts of alternators and starter, shafts of auto shock absorbers and related products within the PRC;

WHEREAS, the Seller, the Purchaser and Jinzhou Wonder Auto Suspension System Co., Ltd. have executed the Articles of Association and other agreements necessary to give effect to Wanyou’s business objectives and business scope and other ancillary documents contemplated thereunder. All such documents are hereinafter collectively referred to as the “Wanyou Documents”;

WHEREAS, Wanyou has received all approvals necessary for its establishment and operation from the relevant governmental authorities of the PRC, including its business license;

WHEREAS, pursuant to Section 14 of the Wanyou Articles of Association, the board of directors (the “Board”) of Wanyou is the highest authority of Wanyou and has the authority and responsibility to determines all important issues regarding Wanyou;

WHEREAS, on April 2, 2007, the Board has unanimously adopted board resolutions which authorizes and approves the amendment of the Wanyou Documents and the sale by the Seller and the purchase by the Purchaser of 40.816% of the shares of Wanyou held by the Seller and any other interest held by the Seller in Wanyou (collectively, the “Seller Interest”), and the Board has authorized Wanyou to take all actions and to execute all documents as may be necessary and proper to give effect to such resolutions;

NOW, THEREFORE, the Parties, pursuant to the principle of equality and mutual benefit and through friendly consultations at Jinzhou city, Liaoning Province of PRC, hereby enter into this Agreement on the 2nd date of April, 2007 and reach the agreements as follows (the “Execution Date”):

Article 1 Transfer of the Seller Interest to the Purchaser

1.1	In accordance with this Agreement, the Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Seller the Seller Interest (the “Share Transfer”).

1.2
For the purpose of clarification and without limiting the generality of the foregoing, the Purchaser hereby agrees to resume all of the obligations relating to the Seller Interest under the Joint Venture Documents.

Article 2 Purchase Price and Other Payments

2.1 The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller the Seller Interest, in exchange for a total cash consideration of Eight Million Four Hundred and Twenty Thousand U.S. Dollars (US$8,420,000) (the “Purchase Price”).

2.2 Within three (3) months after the Execution Date, the Purchaser shall pay the first payment in the amount of US$2,800,000 in cash to the Seller’s designated bank account. Fifty percent (50%) of the Purchase Price (USD$4,210,000) shall be paid within the year of 2007 (for the sole purpose of clarification, such 50% shall include the US$2,800,000 paid within 3 months after the Execution Date). The remaining US$4,210,000 shall be paid to the Seller’s designated bank account upon Wanyou’s fulfillment of a net profit of RMB23,000,000 within twelve (12) months after the signing of the Agreement (from April 2, 2007 to April 1, 2008). In case that such targeted net profit is not fulfilled, the Seller hereby agrees that the last installment of the payment shall be reduced proportionally.

2.3 The Seller hereby agrees that upon the signing of this agreement, the Purchaser shall immediately be deemed as the legal owner of the Seller Interest and involved immediately in the running of Wanyou’s business.

2.4 Within fifteen (15) business days after the Seller received the first payment from the Purchaser:

(a) the Purchaser and the Seller shall prepare, execute and file with the relevant governmental authorities of the PRC all documents necessary or required for the governmental approval and registration of the Share Transfer hereunder; and

(b) the Seller shall provide the Purchaser with all necessary documents and assistances in order to realize the Purchaser’s immediate involvement in Wanyou’s business operation upon the signing of this Agreement.

2.5 the Seller shall not retain any of the Seller Interest including its original power and interest in Wanyou upon the signing of this Agreement.

Article 3 Disposition of the Distributable Profit Accrued Before the Effective Date of this Agreement

After the Execution Date, the total distributable profit of Wanyou in fiscal year 2006 (the “Profit”) shall be disposed of as follows:

3.1 The Profit shall be distributed to all persons that are Wanyou shareholders immediately after the signing of this Agreement.

Article 4 Wanyou’s Liabilities

4.1 After the Effective Date, the Seller shall no longer be responsible for any liabilities arising from, related to or in connection with Wanyou whether arising before, on or after the consummation of the transactions contemplated by this Agreement. In case this Agreement is not effected, the Seller shall bear the relevant liabilities of Wanyou.

4.2 The Sellers and the Buyers shall be liable for their own tax liabilities arising from, related to or in connection with the Share Transfer contemplated by this Agreement within PRC or pursuant to the laws or regulations of the PRC.

Article 5 Board of Wanyou

5.1 Upon the signing of this Agreement, the directors designated by the Seller shall resign from the Board immediately and such resignation shall become effective automatically. The directors designated by the Purchaser shall be appointed and such appointment shall become effective immediately.

Article 6 Confirmation of fairness of the transaction

6.1 The Parties hereby confirm that the Purchase Price is arm’s-length price and represents fair market value of the Seller Interest.

Article 7 Parties’ Responsibilities

7.1 From the Execution Date, the Parties shall take appropriate commercial measures to minimize any adverse consequences of the Share Transfer on the employees and the customers of Wanyou. The Parties shall properly exercise their rights as shareholders of Wanyou in light of their pre-existing ownership, and each Party represents and warrants that its designated directors shall comply with the terms of this Agreement.

7.2 The Seller covenants that it will carry out no competitive businesses with Wanyou from the Execution Date.

7.3 The Purchaser hereby covenants and agrees the following:

7.3.1 It shall be fully responsible for, observe and perform all of the obligations relating to, in connection with the Seller Interest under the Wanyou Documents and it will take all actions that are necessary or required to give full force and effect to this Agreement.

7.3.2 It will carry on and conduct Wanyou’s business in a proper and efficient manner so as to preserve and protect its properties, assets, business operations, incomes, rents and profit, and keep the major senior management, other than directors of Wanyou, remain unchanged during years 2007 and 2008.

Article 8 Amendment

8.1 This Agreement can be amended only by written agreement between the Parties.

Article 9 Termination

9.1 This Agreement may be terminated by written agreement between the Parties.

9.2 If one Party commits a breach or delays performance of any of its obligation under this Agreement and fails to remedy such breach or performance delay within thirty (30) business days upon receiving a written notice of such breach or delay from the non-breaching or non-delaying Party, the non-breaching or non-delaying Party may terminate this Agreement.

9.3 If one Party causes this Agreement impossible to perform, the other Party may terminate this Agreement.

Article 10 Remedies

10.1 If one Party commits a beach or does not perform its duties or obligations under this Agreement for any reasons, such breaching or non-performing Party shall be responsible for the breach or non-performance of its duties or obligations and shall compensate all losses suffered by the non-breaching Party as a result thereof.

10.2 In the event the Purchaser fails to perform its obligations set forth in Section 2.2 of this Agreement and such non-performance lasts up to fifteen (15) calendar days, the Seller may unilaterally terminate the Agreement. If this Agreement is so terminated by the Seller, the Purchaser shall pay to the Seller a liquidated damage in an amount equal to ten percent (10%) of the Purchase Price.

Article 11 Force Majeure

11.1 If performance of this Agreement in whole or in part is prevented, restricted or interfered with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a “Force Majeure condition”), then the affected Party shall provide the other Party with a valid evidentiary document setting forth in detail the Force Majeure Condition within fifteen (15) days, its expected duration and the consequences thereof. The Parties shall thereafter consult with each other so as to avoid or minimize any adverse effect of any Force Majeure Condition on this Agreement or the transactions contemplated hereunder. However, if a Force Majeure condition lasts for more than three (3) months, the Parties shall try their best to avoid or reduce damages cause by negotiation. If the Parties cannot agree on a mutually satisfying solution within three (3) months of such negotiation, either Party may terminate this Agreement by giving the other Party a thirty (30) days written notice of such termination.

Article 12 Dispute Resolution

12.1 All disputes between the Parties arising out of or in connection with this Agreement shall be settled between the Parties through friendly negotiation. If an agreement cannot be reached between the Parties within thirty (30) days upon the receipt of the written notice by the disputing Party, either Party may submit the dispute to arbitration to the International Chamber of Commerce in Stockholm, Sweden for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties hereby agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

Article 13 Waiver

13.1 Any act of non-performance or delay on the performance of any rights, damages for breach, termination and any other rights under this Agreement shall not be deemed an act of waiver. The exclusive or partial performance of any rights, damages for breach, termination and any other rights under this Agreement shall not affect the performance of these and other rights.

Article 14 Disclosure

14.1 The terms of this Agreement and any information disclosed to the non-disclosing Party by the disclosing Party in the course of executing this Agreement shall be deemed confidential, and each Party will refrain from disclosing the other Party’s confidential information to any third party without the approval of the non-disclosing Party unless required by any governmental authority or administrative agency.

Article 15 Miscellaneous

15.1 This Agreement is written and executed in Chinese and English, and the two versions written in Chinese and in English with equal legal effect. In the event of any conflicts between the two versions of this Agreement and can not be settled by mutual discussion, either Party may submit the dispute to arbitration to the International Chamber of Commerce in Stockholm, Sweden for final resolution in accordance with its arbitration rules. The judgment of the arbitration panel shall be final and binding upon the Parties and both Parties agree to abide by such judgment of the arbitration panel. The arbitration fees shall be borne by the losing Party.

15.2 This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior negotiations, agreements and understandings.

15.3 In case any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions or the remaining applications shall not be affected or impaired.

15.4 The preamble forms an integral part of the present Agreement.

15.5Any notices, requests, and communications required or provided for under this Agreement shall be in writing and shall be delivered via mail, facsimile or express mail.

15.6 This Agreement shall be executed in seven (7) copies. The Seller and the Purchaser shall each keep two (2) copies, and Wanyou shall keep one (1) copy. The Purchaser shall keep the remaining two (2) copies for purposes of the Share Transfer and any required governmental filings therefore.

Seller: Hong Kong Friend Branches Limited

Representative’s Signature: /s/ Xiang Liu

Purchaser: Wonder Auto Limited

Representative’s Signature: /s/ Qingjie Zhao